FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-171508-03

From: Brocato, Russell [IBD]
Sent: Friday, May 18, 2012 12:03 PM
Subject: GSMS 2012-GCJ7 -- Launch (external)

GSMS 2012-GCJ7 -- Launch (external)
$1.46bn Fixed-Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co., Citigroup Global Markets Inc. and Jefferies & Company, Inc.

Class	Mdy/DBRS/MSTR	Size($mm)	WAL(yr)	CE%	Launch	Target $px
A1	Aaa(sf)/AAA(sf)/AAA	88.050	2.22	30.000	S+45	100-00
A2	Aaa(sf)/AAA(sf)/AAA	243.624	4.60	30.000	S+85	102-00
A3	Aaa(sf)/AAA(sf)/AAA	48.140	6.68	30.000	S+150	102-00
A4	Aaa(sf)/AAA(sf)/AAA	673.926	9.19	30.000	S+140	102-00
A-AB	Aaa(sf)/AAA(sf)/AAA	82.519	6.91	30.000	S+120	102-00
A-S	Aaa(sf)/AAA(sf)/AAA	172.468	9.85	19.375	S+205	102-00
B	Aa3(sf)/AA(sf)/AA+	93.336	9.93	13.625	S+270	102-00
C	A3(sf)/A(low)(sf)/A+	54.784	9.93	10.250	S+470	WAC
X-A	Aaa(sf)/AAA(sf)/AAA	1,308.727	N/A	N/A	T+370

Target Pxing: 1:30 PM ET
Settlement:   Thurs, June 7

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

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